Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL YEAR AND FOURTH QUARTER 2020 FINANCIAL RESULTS

Roanoke, Va., December 21, 2020 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal year 2020 and its fourth quarter ended October 31, 2020.

Fiscal Year 2020 Financial Results

Consolidated net sales for fiscal year 2020 were $55.3 million, a decrease of 22.5% compared to net sales of $71.3 million for fiscal year 2019. The Company experienced a year-over-year decrease in net sales in its enterprise and specialty markets, including the wireless carrier market, in fiscal year 2020, compared to last year. We believe net sales during fiscal year 2020 were negatively impacted by the COVID-19 pandemic, as certain customers limited their operations and reduced or delayed product purchases. While net sales for both the enterprise and specialty markets were negatively impacted, the Company’s specialty markets were most significantly impacted, with net sales declining 30.0% compared to last year. Net sales in the Company’s enterprise markets decreased 11.4% in fiscal year 2020, compared to fiscal year 2019.

OCC reported gross profit of $14.1 million in fiscal year 2020, a decrease of 23.0% compared to gross profit of $18.3 million in fiscal year 2019. Gross profit margin, or gross profit as a percentage of net sales, was 25.5% in fiscal year 2020 compared to 25.7% for fiscal year 2019.

The Company’s gross profit margins tend to be higher when the Company achieves higher net sales levels, as certain fixed manufacturing costs are spread over higher sales. This operating leverage, which benefits OCC at higher sales levels, typically negatively impacts our gross profit margins, as fixed costs were spread over lower sales. Despite lower COVID-19 impacted sales, the Company’s gross profit margins remained relatively steady in fiscal year 2020, and increased to 30.3% in the fourth quarter, as OCC realized improved throughput and efficiency gains from initiatives which began in fiscal year 2019.

Optical Cable Corp. – Fourth Quarter 2020 Earnings Release

SG&A expenses decreased 17.9% to $19.2 million during fiscal year 2020 from $23.4 million for fiscal year 2019. The decrease in SG&A expenses during fiscal year 2020 compared to last year was primarily the result of decreases in employee-related costs and certain other costs impacted by the COVID-19 pandemic, such as travel expenses, marketing expenses and shipping costs, as well as initiatives to control costs, partially offset by an increase in bad debt expense.

OCC recorded a net loss of $6.1 million, or $0.83 per basic and diluted share, for fiscal year 2020, compared to a net loss of $5.7 million, or $0.77 per basic and diluted share, for fiscal year 2019.

Fourth Quarter 2020 Financial Results

Consolidated net sales were $13.9 million in the fourth quarter of fiscal year 2020, a decrease of 23.9% compared to net sales of $18.2 million for the same period last year, reflecting the economic effects of the COVID-19 pandemic. Sequentially, net sales in the fourth quarter increased 1.8% when compared to net sales of $13.6 million for the third quarter of fiscal year 2020.

Gross profit was $4.2 million in the fourth quarter of fiscal year 2020 compared to gross profit of $4.9 million in the same period last year, a decrease of 14.7%. Gross profit margin was 30.3% in the fourth quarter of fiscal year 2020 compared to 27.1% for the same period in fiscal year 2019. Sequentially, gross profit increased 21.3% in the fourth quarter of fiscal year 2020 compared to $3.5 million for the third quarter of fiscal year 2020 and gross profit margin increased to 30.3% compared to 25.5%.

SG&A expenses decreased 21.1% to $4.3 million during the fourth quarter of fiscal year 2020, compared to $5.5 million for the fourth quarter of fiscal year 2019. SG&A expenses as a percentage of net sales were 31.0% in the fourth quarter of fiscal year 2020, compared to 29.9% in the fourth quarter of fiscal year 2019. The decrease in SG&A expenses was primarily the result of decreases in employee-related costs and certain other costs impacted by the COVID-19 pandemic, such as travel expenses, marketing expenses and shipping costs, as well as initiatives to control costs. SG&A expenses sequentially decreased 5.4% to $4.3 million during the fourth quarter of fiscal year 2020, compared to $4.6 million during the third quarter of fiscal year 2020.

For the fourth quarter of fiscal year 2020, OCC recorded a net loss of $406,000, or $0.06 per basic and diluted share, compared to a net loss of $657,000, or $0.09 per basic and diluted share, for the fourth quarter of fiscal year 2019.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Faced with the significant and persistent headwinds we believe are a result of the COVID-19 pandemic, the OCC team demonstrated strength, dedication, flexibility and creative problem-solving. We took proactive and aggressive actions to mitigate the impact of the pandemic and position the business for future growth and success, implementing cost control initiatives and advancing new and existing strategic efforts to capture growth opportunities in our targeted markets. While 2020 was a challenging year, due to the actions we took to serve customers and protect the business, we believe OCC is positioned to build on its strong market positioning as business conditions normalize and the impact of the pandemic wanes.”

Optical Cable Corp. – Fourth Quarter 2020 Earnings Release

Mr. Wilkin added, “I am thankful for the OCC team and their dedication and tireless efforts throughout this past year. It was their hard work and perseverance that enabled OCC to provide an uninterrupted supply of our mission-critical products and solutions to our customers and end-users, including our country’s military and those on the front line against COVID-19, like healthcare facilities and hospitals, test centers and laboratories.”

Mr. Wilkin concluded, “As we continue to manage through the pandemic and anticipate the return to normalcy on the horizon, we remain focused on operating as efficiently as possible, while providing exceptional service to our customers and positioning OCC to deliver long-term shareholder value.”

Revolver Refinancing

As previously disclosed, during fiscal year 2020, OCC’s Revolving Credit Note with Pinnacle Bank was terminated and, along with its wholly owned subsidiaries, OCC entered into a Loan and Security Agreement with North Mill Capital LLC (“North Mill”). As part of the refinancing transaction, OCC also entered into a Revolving Credit Master Promissory Note with North Mill that provides up to a maximum aggregate principal amount of $18.0 million for the Company’s working capital needs with availability based on a working capital borrowing base calculation.

SBA PPP Loan

During fiscal year 2020, OCC closed on a $5.0 million Small Business Administration Payroll Protection Program loan (the “PPP Loan”) made necessary by the significant negative impact of the COVID-19 pandemic on the Company’s sales and operations. As a result of this PPP Loan, OCC was able to maintain employee headcount levels and its ability to service critical infrastructure customers, while avoiding the need to significantly curtail its operational readiness. Notably, the U.S. military is a key customer of OCC, and net sales to the Company’s U.S. military customers increased during fiscal year 2020. All proceeds of the PPP Loan were used for permitted expenses, primarily payroll expenses, and consistent with current Small Business Administration guidelines, at this time, the Company believes this PPP Loan ultimately will be fully forgiven.

Overview of COVID-19 Effects

We believe the COVID-19 pandemic continues to have a significant negative impact on businesses and individuals in OCC’s markets both in the United States and globally—particularly in certain specialty markets. Actions taken to limit the spread of the virus have resulted in an unprecedented disruption of normal activities as businesses have been forced to shut down or operate on a limited basis.

OCC is obligated and continues to operate during the COVID-19 pandemic because the Company’s workforce is classified a “Defense Industrial Base Essential Critical Infrastructure Workforce” under guidelines from the U.S. Department of Defense and an “Essential Critical Infrastructure Workforce” under guidelines by the U.S. Department of Homeland Security, Cybersecurity and Infrastructure Security Agency (CISA). While continuing to operate, OCC’s revenues, production volumes, and operations have been negatively impacted by the COVID-19 pandemic.

Optical Cable Corp. – Fourth Quarter 2020 Earnings Release

During the COVID-19 pandemic, the safety of OCC employees and their families, as well as safely manufacturing and supplying the critical and essential needs of OCC’s customers, are of primary importance. The Company made a number of changes to business operations in response to the COVID-19 pandemic, including severely limiting business travel and face-to-face meetings, having a portion of its non-manufacturing employees work remotely, and implementing strict social distancing, symptom self-assessments and mask protocols within its facilities.

OCC continues to closely monitor the COVID-19 situation and will continue to take appropriate actions to protect the safety of OCC employees and their families, as well as the business.

Conference Call Information

As previously announced, OCC will host a conference call today, December 21, 2020, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 in the U.S. or (973) 935-2840 internationally, passcode 4119027. For interested individuals unable to join the call, a replay will be available through Monday, December 28, 2020 by dialing (800) 585-8367 or (404) 537-3406, passcode 4119027. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corp. – Fourth Quarter 2020 Earnings Release

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2020 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	October 31,		October 31,
	2020	2019	2020	2019

Net sales	$13,887	$18,250	$55,277	$71,324
Cost of goods sold	9,674	13,308	41,191	53,019

Gross profit	4,213	4,942	14,086	18,305

SG&A expenses	4,312	5,466	19,245	23,434
Royalty (income) expense, net	123	(5)	332	(6)
Amortization of intangible assets	11	10	42	39

Loss from operations	(233)	(529)	(5,533)	(5,162)

Interest expense, net	(173)	(139)	(570)	(521)
Other, net	3	15	─	8
Other expense, net	(170)	(124)	(570)	(513)

Loss before income taxes	(403)	(653)	(6,103)	(5,675)

Income tax expense (benefit)	3	4	18	(6)

Net loss	$(406)	$(657)	$(6,121)	$(5,669)

Net loss per share:
Basic and diluted	$(0.06)	$(0.09)	$(0.83)	$(0.77)

Weighted average shares outstanding:
Basic and diluted	7,352	7,319	7,355	7,387

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Optical Cable Corp. – Fourth Quarter 2020 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31,	October 31,
	2020	2019
Cash	$141	$537
Trade accounts receivable, net	7,561	10,348
Inventories	17,100	18,096
Other current assets	521	399
Total current assets	25,323	29,380
Non-current assets	11,235	10,727
Total assets	$36,558	$40,107

Current liabilities	$6,266	$13,627
Non-current liabilities	15,032	5,241
Total liabilities	21,298	18,868
Total shareholders’ equity	15,260	21,239
Total liabilities and shareholders’ equity	$36,558	$40,107

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